Free Writing Prospectus	Filed Pursuant to Rule 433
(To the Prospectus dated April 4, 2011, as supplemented by	Registration Statement No. 333-173299
the Prospectus Supplement dated June 18, 2012)	November 15, 2012

Zions Direct Auctions - Results 11/15/12 12:10 PM

ABOUT PRODUCTS & SERVICES AUCTIONS BOND STORE TRADING UNIVERSITY THINK CUSTOMER SERVICE

ZIONS DIRECT Auctions

OPEN ACCOUNT LOGIN

1.800.524.8875

AUCTIONS DIRECTORY ISSUERS AUCTIONS UNIVERSITY DEMOS

HOME :: AUCTION #7587

ZIONS BANCORPORATION

Results

Zions Bancorporation Senior Note / 7 Year Corporates

Non-redeemable prior to November 15, 2014, then callable at par on interest payment dates thereafter. | BBB- (S&P); BBB- (Fitch); and BBB(low) (DBRS).

Notice: The auction has been extended until 11/15/2012 1:31:51 PM EST.

Auction Status:	CLOSED
Auction Start:	11/9/2012 1:30 PM EST
Auction End:	11/15/2012 1:31 PM EST
Last Update:	11/15/2012 2:09:55 PM EST

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon	4.150%
Maturity Date:	11/15/2019

Offering Documents

Auction Details

Bids

Final Market-Clearing Yield*: 4.191% **Final Market-Clearing Price: 99.750000**

Bidder	Units	Price	Yield	Timestamp	Awarded	Principal	Accrued Interest	Amount Due
#32294	5	102.199258	3.000%	11/14/2012 11:05:56 AM	5 units	$ 4,987.50	$ 8.65	$ 4,996.15
#24452	2	101.000000	3.622%	11/11/2012 11:01:10 AM	2 units	$ 1,995.00	$ 3.46	$ 1,998.46
#24205	10	100.813390	3.720%	11/13/2012 10:42:06 PM	10 units	$ 9,975.00	$ 17.29	$ 9,992.29
#32131	15	100.756168	3.750%	11/9/2012 10:47:16 PM	15 units	$ 14,962.50	$ 25.94	$ 14,988.44
#17912	10	100.565725	3.850%	11/9/2012 5:34:27 PM	10 units	$ 9,975.00	$ 17.29	$ 9,992.29
#18373	25	100.565725	3.850%	11/9/2012 9:05:07 PM	25 units	$ 24,937.50	$ 43.23	$ 24,980.73
#24205	10	100.565725	3.850%	11/13/2012 10:40:29 PM	10 units	$ 9,975.00	$ 17.29	$ 9,992.29
#29772	500	100.500000	3.885%	11/15/2012 10:39:44 AM	500 units	$ 498,750.00	$ 864.58	$ 499,614.58
#32032	50	100.375742	3.950%	11/14/2012 1:42:57 PM	50 units	$ 49,875.00	$ 86.46	$ 49,961.46
#32033	40	100.375742	3.950%	11/14/2012 2:01:18 PM	40 units	$ 39,900.00	$ 69.17	$ 39,969.17
#24672	5	100.318836	3.980%	11/13/2012 1:58:43 PM	5 units	$ 4,987.50	$ 8.65	$ 4,996.15
#28214	500	100.300000	3.990%	11/14/2012 3:16:27 PM	500 units	$ 498,750.00	$ 864.58	$ 499,614.58
#18513	5	100.282817	3.999%	11/10/2012 12:35:26 PM	5 units	$ 4,987.50	$ 8.65	$ 4,996.15
#31418	36	100.280923	4.000%	11/14/2012 6:11:15 PM	36 units	$ 35,910.00	$ 62.25	$ 35,972.25
#29829	2	100.280922	4.000%	11/9/2012 4:17:52 PM	2 units	$ 1,995.00	$ 3.46	$ 1,998.46
#32034	150	100.280922	4.000%	11/14/2012 4:13:14 PM	150 units	$ 149,625.00	$ 259.38	$ 149,884.38
#32295	4	100.091625	4.100%	11/14/2012 11:53:02 AM	4 units	$ 3,990.00	$ 6.92	$ 3,996.92
#19253	10	100.091625	4.100%	11/14/2012 3:59:08 PM	10 units	$ 9,975.00	$ 17.29	$ 9,992.29

https://www.auctions.zionsdirect.com/auction/7587/results Page 1 of 3

Zions Direct Auctions - Results 11/15/12 12:10 PM

#30353	250	100.030000	4.133%	11/9/2012 1:35:04 PM	250 units	$ 249,375.00	$ 432.29	$ 249,807.29
#28519	10	100.000000	4.148%	11/13/2012 9:00:17 PM	10 units	$ 9,975.00	$ 17.29	$ 9,992.29
#27733	45	100.000000	4.148%	11/15/2012 12:14:50 PM	45 units	$ 44,887.50	$ 77.81	$ 44,965.31
#27473	11	99.997147	4.150%	11/13/2012 12:25:59 AM	11 units	$ 10,972.50	$ 19.02	$ 10,991.52
#19253	20	99.997147	4.150%	11/13/2012 4:41:00 PM	20 units	$ 19,950.00	$ 34.58	$ 19,984.58
#23079	25	99.997147	4.150%	11/14/2012 11:22:44 AM	25 units	$ 24,937.50	$ 43.23	$ 24,980.73
#21117	50	99.997147	4.150%	11/14/2012 12:26:58 PM	50 units	$ 49,875.00	$ 86.46	$ 49,961.46
#25296	12	99.997147	4.150%	11/15/2012 10:24:26 AM	12 units	$ 11,970.00	$ 20.75	$ 11,990.75
#30353	250	99.960000	4.156%	11/9/2012 1:35:04 PM	250 units	$ 249,375.00	$ 432.29	$ 249,807.29
#30353	250	99.910000	4.165%	11/9/2012 1:35:04 PM	250 units	$ 249,375.00	$ 432.29	$ 249,807.29
#24406	3	99.852989	4.174%	11/13/2012 2:47:27 PM	3 units	$ 2,992.50	$ 5.19	$ 2,997.69
#23436	1,000	99.850000	4.174%	11/15/2012 1:17:45 PM	1,000 units	$ 997,500.00	$ 1,729.17	$ 999,229.17
#30353	250	99.810000	4.181%	11/9/2012 1:35:04 PM	250 units	$ 249,375.00	$ 432.29	$ 249,807.29
#14942	11	99.800000	4.183%	11/11/2012 10:47:59 AM	11 units	$ 10,972.50	$ 19.02	$ 10,991.52
#32249	350	99.800000	4.183%	11/13/2012 11:37:57 AM	350 units	$ 349,125.00	$ 605.21	$ 349,730.21
#32249	500	99.800000	4.183%	11/14/2012 10:45:09 AM	500 units	$ 498,750.00	$ 864.58	$ 499,614.58
#22580	1	99.775000	4.187%	11/15/2012 1:19:40 PM	1 unit	$ 997.50	$ 1.73	$ 999.23
#28353	15	99.761110	4.189%	11/9/2012 5:31:34 PM	15 units	$ 14,962.50	$ 25.94	$ 14,988.44
#30353	1,000	99.760000	4.190%	11/9/2012 1:35:04 PM	1,000 units	$ 997,500.00	$ 1,729.17	$ 999,229.17
#23102	5	99.751023	4.191%	11/12/2012 10:48:56 AM	5 units	$ 4,987.50	$ 8.65	$ 4,996.15
#24234	5	99.750000	4.191%	11/10/2012 9:52:16 AM	5 units	$ 4,987.50	$ 8.65	$ 4,996.15
#14269	30	99.750000	4.191%	11/10/2012 5:02:10 PM	30 units	$ 29,925.00	$ 51.88	$ 29,976.88
#24458	50	99.750000	4.191%	11/12/2012 12:12:46 AM	50 units	$ 49,875.00	$ 86.46	$ 49,961.46
#29773	3,000	99.750000	4.191%	11/14/2012 8:04:00 AM	3,000 units	$ 2,992,500.00	$ 5,187.50	$ 2,997,687.50
#17916	2,000	99.750000	4.191%	11/14/2012 12:05:51 PM	2,000 units	$ 1,995,000.00	$ 3,458.33	$ 1,998,458.33
#28690	10	99.750000	4.191%	11/14/2012 2:30:56 PM	10 units	$ 9,975.00	$ 17.29	$ 9,992.29
#25162	5	99.750000	4.191%	11/14/2012 6:45:02 PM	5 units	$ 4,987.50	$ 8.65	$ 4,996.15
#31345	500	99.750000	4.191%	11/15/2012 12:05:48 PM	500 units	$ 498,750.00	$ 864.58	$ 499,614.58
#28702	250	99.750000	4.191%	11/15/2012 1:03:34 PM	250 units	$ 249,375.00	$ 432.29	$ 249,807.29
#29859	250	99.750000	4.191%	11/15/2012 1:29:30 PM	250 units	$ 249,375.00	$ 432.29	$ 249,807.29
#29857	500	99.750000	4.191%	11/15/2012 1:29:51 PM	500 units	$ 498,750.00	$ 864.58	$ 499,614.58
				Auction Totals:	**12,037 units**	**$ 12,006,907.50**	**$ 20,814.00**	**$ 12,027,721.50**

https://www.auctions.zionsdirect.com/auction/7587/results Page 2 of 3

Zions Direct Auctions - Results 11/15/12 12:10 PM Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated June 18, 2012 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov. *The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity. NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It’s weekly and it’s free! Email Address Investment Products: Not FDIC Insured No Bank Guarantee May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. Our Affiliates: OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS Please direct questions regarding the website or bidding procedures to the Auction Administrator. You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time. https://www.auctions.zionsdirect.com/auction/7587/results Page 3 of 3